Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary of the registered securities of New Horizon Aircraft Ltd. (“Horizon”) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to Horizon’s articles (the “Articles”), a copy of which is filed as an exhibit to the Annual Report on Form 10-K (the “Annual Report”) of which this Exhibit is a part, and certain provisions of British Columbia law. We urge you to read the Articles in their entirety for a complete description of the rights and preferences of our securities. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Annual Report.

We exist under the laws of the Province of British Columbia, Canada, and our affairs are governed by our Articles, as amended and restated from time to time, and the Business Corporations Act (British Columbia), which we refer to as the “BCBCA.” Pursuant to the Articles, our authorized share structure consists of an unlimited number of Class A ordinary shares without par value (“Class A ordinary shares”), an unlimited number of Class B ordinary shares without par value (“Class B ordinary shares” and together with the Class A ordinary shares, the “Ordinary Shares”) and an unlimited number of preferred shares without par value (the “Preferred Shares”).

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles attached as Exhibit 3.1 to this Annual Report on Form 10-K.

Ordinary Shares

Holders of Ordinary Shares are entitled to receive notice of and to attend any meetings of shareholders of New Horizon and at any meetings of shareholders to cast one vote for each such Ordinary Share held. Holders of Ordinary Shares do not have cumulative voting rights. Save and except for certain conversion rights, as described below, the rights attaching to all Ordinary Shares rank pari passu in all respects, and the Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters. A simple majority of votes cast on a resolution is required to pass an ordinary resolution; however, if the resolution is a special resolution, two-thirds of the votes cast on the special resolution are required to pass it.

Holders of Class A ordinary shares are entitled, except as otherwise provided by law, to receive notice of, attend, and vote at all meetings of the shareholders of the Company, with each Class A ordinary share carrying one vote. With respect to dividends, each holder of a Class A ordinary share will be entitled, subject to the special rights and restrictions attached to any other class or series of shares, to receive such dividends, if any, as may be declared by the Board at its sole discretion. Any dividends declared will be paid out of funds or other property legally available for the payment of dividends. Upon the liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, or upon any other distribution of the Company’s assets for the purpose of winding-up its affairs, the holders of Class A ordinary shares will be entitled, after payment of all liabilities and subject to the special rights and restrictions attaching to any other class or series of shares, to receive the remaining property and assets of the Company.

Unless specified in the Articles or as required by applicable provisions of the BCBCA, an ordinary resolution is required to approve any matter voted on by our shareholders. Approval of certain actions will require a special resolution; such actions include altering the authorized share structure, creating special rights or restrictions for the shares or any class or series of shares, and varying or deleting any special rights or restrictions attached to the shares of any class or series of shares.

Our Board will be divided into three staggered classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. Holders of Ordinary Shares are entitled to receive dividends as and when declared by the Board at its discretion from funds legally available therefor and to receive a pro rata share of the assets of New Horizon available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of New Horizon after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attached to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Ordinary Shares with respect to dividends or liquidation. There are no pre-emptive, subscription, conversion or redemption rights attached to the Ordinary Shares, nor do they contain any sinking or purchase fund provisions.

Preferred Shares

The Preferred Shares will have certain special rights and restrictions attached thereto. The Preferred Shares may include one or more series of shares. Subject to the BCBCA, the Board will, from time to time, be authorized by resolution, provided that no Preferred Shares of a particular series are issued, to alter the Articles and authorize the alteration of the Notice of Articles of the Company, as necessary, in order to: (a) determine the maximum number of shares of any particular series of Preferred Shares that the Company is authorized to issue, determine that there will be no maximum number, or alter any previous determination in relation to the maximum number; (b) create an identifying name by which shares of any series of Preferred Shares may be identified or alter any identifying name created for those shares; and (c) attach special rights or restrictions to any series of Preferred Shares, including, but not limited to, the rate or amount of dividends (whether cumulative, non-cumulative, or partially cumulative), dates and places of payment, the consideration and terms of any purchase for cancellation or redemption (including redemption after a fixed term or at a premium), conversion or exchange rights, terms of any share purchase plan or sinking fund, restrictions on dividend payment or capital repayment for other shares of the Company, and voting rights and restrictions. No special right or restriction attached to any series of Preferred Shares will conflict with the provisions outlined below.

In the event of liquidation, winding-up, or dissolution of the Company, whether voluntary or involuntary, or any other distribution of the Company’s assets for the purpose of winding-up its affairs, holders of Preferred Shares will be entitled to receive, before any distribution is made to holders of Class A ordinary shares or any other shares ranking junior to the Preferred Shares with respect to asset distribution, the redemption amount for each Preferred Share held, along with any fixed premium, accrued and unpaid cumulative dividends calculated on a day-to-day basis up to the distribution date (whether or not declared), and any declared and unpaid non-cumulative dividends. After such payments to holders of Preferred Shares, they will not be entitled to any further distribution of the Company’s assets except as specifically provided in the special rights and restrictions attached to any series of Preferred Shares.

Except for rights relating to the election of directors in cases of dividend payment default, as may be attached to any series of Preferred Shares by the directors, holders of Preferred Shares will not be entitled to receive notice of, attend, or vote at any general meeting of the Company’s shareholders.

Series A Preferred Shares

Subject to the BCBCA, the holders of Series A Preferred Shares are entitled to receive, as and when declared by the directors of the Company, but always in preference and priority to any payment of dividends on the Class A ordinary shares and on any other shares of the Company ranking junior to the Series A Preferred Shares with respect to dividends, dividends payable on such date or dates as may from time to time be determined by the directors.

Upon the occurrence of a liquidation, winding-up or dissolution of the Company whether voluntary or involuntary, or any other distribution of the Company’s assets among its shareholders for the purpose of winding up its affairs, the holders are entitled pari passu, in preference to the rights of holders of the Class A ordinary shares or any shares of a class ranking junior to the Series A Preferred Shares, to be paid out of the assets of the Company available for distribution to holders of the Company’s capital, an amount equal to $1,000 for each Series A Preferred Share.

The Series A Preferred Shares are convertible, at the option of the holder and without payment of additional consideration, into Class A ordinary shares on a one for 2222.222222 basis. Pursuant to the amendment to the Subscription Agreement, dated January 10, 2024, the Company could not issue upon conversion of the Series A Preferred Shares, any Class A ordinary shares if the issuance of such Class A ordinary shares would exceed the aggregate number of Class A ordinary shares the Company may issue upon conversion of the Series A Preferred Shares without breaching the Company’s obligation under Nasdaq Listing Rule 5635 and any other applicable rules of the Nasdaq Stock Market, prior to obtaining shareholder approval. On February 25, 2025, the Company obtained shareholder approval for the full issuance of the Class A ordinary shares underlying the Series A Preferred Shares.

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole Public Warrant may be exercised at a given time by a warrant holder.

The Public Warrant will expire at 5:00 p.m., New York City time, on January 12, 2029, or earlier upon redemption or liquidation.

New Horizon will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrant is then effective and a current prospectus relating thereto is current, subject to New Horizon satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable, and New Horizon will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the Class A ordinary shares and Public Warrants underlying such unit.

On April 4, 2025, a registration statement on Form S-3 (File No. 333-286233) was declared effective (the “Registration Statement”), which covers the Class A ordinary shares issuable upon exercise of the Public Warrants and Placement Warrants. We intend to maintain a current prospectus relating to those Class A ordinary shares until the Public Warrants and Placement Warrants expire or are redeemed, as specified in the Warrant Agreement. During any period when we shall have failed to maintain an effective registration statement, warrant holders may exercise the Public Warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A ordinary shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value.

The “fair market value” for this purpose shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A ordinary shares is increased by a stock dividend payable in Class A ordinary shares, or by a split-up of Class A ordinary shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one (1) minus the quotient of (x) the price per Class A ordinary shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other shares of our capital shares into which the warrants are convertible), other than as described above, or certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary shares in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event.

However, if less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pono. You should review a copy of the Warrant Agreement, which has been filed by the Company with the SEC, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Public Warrants and the warrant agreement set forth in this prospectus, or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Horizon, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Placement Warrants

The Placement Warrants are identical to the Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they may be exercised by the holders on a cashless basis and (iii) the holders thereof (including with respect to Class A ordinary shares issuable upon exercise of such Placement Warrants) are entitled to registration rights.

General Warrants

In connection with the public offering that closed on August 21, 2024, the Company issued warrants (the “General Warrants”), with each General Warrant representing the right to purchase one Class A ordinary share at an exercise price of $0.75 per share. The General Warrants were immediately exercisable on the date of issuance and expire on August 21, 2029. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A ordinary shares. No fractional Class A ordinary shares will be issued in connection with the exercise of a General Warrant.

If a registration statement registering the issuance of the Class A ordinary shares underlying the General Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A ordinary shares determined according to the formula set forth in the General Warrants. The Registration Statement covers the Class A ordinary shares issuable upon exercise of the General Warrants.

A holder will not have the right to exercise any portion of the General Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of Class A ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the General Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

In the event of a fundamental transaction, as described in the General Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Class A ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Class A ordinary shares, the holders of the General Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the General Warrant, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the remaining unexercised portion of the warrants on the date of consummation of such fundamental transaction.

Except as otherwise provided in the General Warrants or by virtue of such holder’s ownership of Class A ordinary shares, the holder of a General Warrant does not have the rights or privileges of a holder of our Class A ordinary shares, including any voting rights, until the holder exercises the warrant.

Pre-Funded Warrants

In connection with the closing of our registered direct offering on May 27, 2026, we issued pre-funded warrants to purchase Class A ordinary shares (the “Pre-Funded Warrants”). Each Pre-Funded Warrant entitles the holder to acquire, subject to adjustment as summarized below, a number of Class A ordinary shares, the exercise price for which has been pre-funded other than a nominal exercise price of $0.001 USD per Class A ordinary share. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice, thereby canceling all or a portion of such holder’s Pre-Funded Warrants. The Pre-Funded Warrants may be exercised on a “cashless” basis. The Pre-Funded Warrants do not expire until they are exercised in full.

If we reorganize, consolidate, amalgamate or merge with any other body corporate, if we reclassify our Class A ordinary shares or the Class A ordinary shares are effectively converted or exchanged for other securities, cash or property (other than a subdivision, consolidation or share dividend resulting in an adjustment as described above), if holders of our Class A ordinary shares representing more than 50% of the voting power of the Class A ordinary shares tender their shares in a take-over bid, tender offer, exchange offer or pursuant to a stock purchase agreement or other business combination, or we transfer all or substantially all of its assets (in each case, and as may be described in further detail in the terms of the Pre-Funded Warrant, a “Fundamental Transaction”), then a holder of a Pre-Funded Warrant, upon exercise of thereof, will be entitled to receive such securities and/or other property (including cash) as if the holder had exercised the Pre-Funded Warrant before such Fundamental Transaction (without regard to any restrictions on exercise of the Pre-Funded Warrant as described below).

The Pre-Funded Warrant provides that notwithstanding any other terms thereof, we shall not effect the exercise of any portion of the Pre-Funded Warrants, and the holder of Pre-Funded Warrants shall not have the right to exercise any portion of the Pre-Funded Warrants, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the holder of the Pre-Funded Warrants, together with its affiliates and other “attribution parties” as may be defined in the Pre-Funded Warrant, beneficially owns or would beneficially own a number of Class A ordinary shares in excess of 9.99% (which can be increased or decreased at the election of the holder of the Pre-Funded Warrant up to 9.99%) (the “Specified Percentage”) of the number of Class A ordinary shares outstanding immediately after giving effect to the issuance of Class A ordinary shares upon exercise of such Pre-Funded Warrants. Notwithstanding the foregoing, a holder of Pre-Funded Warrants, upon notice to the Company, may increase or decrease the Specified Percentage subject to certain restrictions.

No fractional Class A ordinary shares will be issuable upon the exercise of any Pre-Funded Warrants. In lieu of any fractional shares that would otherwise be issuable, the number of Class A ordinary shares to be issued shall be rounded up to the next whole number and the Company shall pay the holder in cash the fair market value for any such fractional shares. Holders of Pre-Funded Warrants do not have any voting or pre-emptive rights or any other rights which a holder of Class A ordinary shares would have.

We have not applied and do not intend to apply to list the Pre-Funded Warrants on any securities exchange. There is no market through which the Pre-Funded Warrants may be sold and purchasers may not be able to resell the Pre-Funded Warrants purchased in the offering. This may affect the pricing of the Pre-Funded Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Pre-Funded Warrants, and the extent of issuer regulation.

Placement Agent Warrants

In connection with the closing of our registered direct offering on May 8, 2026, we issued to the placement agent, or its designees, warrants to purchase up to 277,647 Class A ordinary shares at an exercise price of $USD 2.47 per share (the “RDO I PA Warrants”). In connection with the closing of our registered direct offering on May 27, 2026, we issued to the placement agent, or its designees, warrants to purchase up to 298,805 Class A ordinary shares at an exercise price of $USD 2.89 per share (the “RDO II PA Warrants” and, together with the RDO I PA Warrants, the “Placement Agent Warrants”; the Class A ordinary shares issuable upon exercise of the Placement Agent Warrants, the “Placement Agent Warrant Shares”). The RDO I PA Warrants will be exercisable beginning November 4, 2026 and will expire five years from the date of issuance. The RDO II PA Warrants were exercisable upon issuance and will expire five years from the date of issuance.

The Placement Agent Warrants and the Placement Agent Warrant Shares have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up period pursuant to FINRA Rule 5110(e)(1). During such lock-up period, the Placement Agent will not sell, transfer, assign, pledge, or hypothecate the Placement Agent Warrants or the Placement Agent Warrant Shares, or engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Placement Agent Warrants or the Placement Agent Warrant Shares. The foregoing restrictions are subject to certain exceptions set forth in FINRA Rule 5110(e)(2), including transfers to (i) a sub-agent or selected dealer in connection with this offering or (ii) a bona fide officer, partner, employee, or registered representative of the placement agent, any sub-agent, or any selected dealer, provided that any such transferee agrees to the foregoing restrictions.

Transfer Agent

The transfer agent for our Class A ordinary shares is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Our Class A ordinary shares and Public Warrants are listed on the Nasdaq Capital Market under the symbols “HOVR” and “HOVRW.”